Exhibit 99.1

Press Release
CSB Bancorp, Inc. to Acquire Indian Village Bancorp, Inc.
Company Release – 05/14/08 18:00
MILLERSBURG AND GNADENHUTTEN, Ohio, May 14 /PRNewswire-FirstCall/ — CSB Bancorp, Inc. (OTC Bulletin Board: CSBB) (“CSB”), parent company of The Commercial & Savings Bank, and Indian Village Bancorp, Inc. (OTC Bulletin Board: IDVB) (“Indian Village”), parent company of Indian Village Community Bank of Gnadenhutten, Ohio, today announced a definitive agreement for the acquisition of Indian Village Community Bank by CSB in a cash and stock transaction.
Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, Indian Village shareholders will be entitled to receive cash consideration of $4.375 and 0.7611 shares of CSB common stock for each share of Indian Village common stock. The transaction is valued at approximately $7.9 million, based on a ten-day trading average of CSB common stock of $17.24, which would result in an implied value of $17.50 for each Indian Village share. The value of the transaction and the value of each share of CSB common stock may be higher or lower at the time of closing depending on the share price of CSB common stock at closing. The receipt of CSB common stock by Indian Village shareholders is expected to qualify as a tax-free exchange.
Indian Village had total assets of $92.8 million, deposits of $63.9 million, loans of $63.8 million and stockholders’ equity of $8.0 million as of April 30, 2008. Founded in 1923 as the Indian Village Savings and Loan Association, Indian Village Community Bank presently operates full-service banking offices in the communities of Gnadenhutten, New Philadelphia and North Canton, Ohio.
Eddie Steiner, CSB’s President and Chief Executive Officer, stated, “We are thrilled that Indian Village Community Bank has chosen to partner with us. This merger provides expanded geographic penetration for CSB’s broad line of banking products and services in communities that fit our business model and long-term strategy.”
Steiner continued, “We look forward to joining with Indian Village’s employees to serve the needs of consumers, businesses and organizations in Tuscarawas and Stark counties. On a pro-forma basis, the combined CSB entity will become the largest independent community bank serving the four county area of Holmes, Tuscarawas, Wayne and Stark counties.”

Kenneth Koher, President & Chief Executive Officer of Indian Village Community Bank, stated, “It has become very challenging for a bank of our size to effectively serve the growing needs of our customers. By joining forces with CSB, we will have additional products and services to offer our customers, as well as increased lending capacity, additional capital and more banking locations. Also, our employees will have additional opportunities as part of a larger and more diverse organization.”
Marty Lindon, President & Chief Executive Officer of Indian Village Bancorp, Inc. commented, “We believe this transaction will provide Indian Village shareholders greater liquidity for their investment. CSB is one of the top performing community banks in Ohio.”
The merger is expected to close late in the third quarter or early in the fourth quarter of this year, pending regulatory approval, approval of the transaction by Indian Village shareholders, and satisfaction of other customary closing conditions.
CSB is represented in this transaction by its financial advisor, Sandler O’Neill & Partners, L.P. and its legal advisor, Vorys, Sater, Seymour and Pease LLP. Indian Village is represented in this transaction by its financial advisor Keller & Company, Inc. and by its legal advisor, Bricker & Eckler LLP.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $340 million as of March 31, 2008. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices located in Millersburg and Wooster, Ohio.
CSB common stock is listed on the Over-The-Counter Bulletin Board under the trading symbol CSBB. Additional information about CSB is available on its website at http://www.csb1.com.
Additional Information
CSB will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 concerning the merger transaction. The Registration Statement will include a combined prospectus for the offer and sale of CSB common stock to Indian Village’s shareholders as well as a proxy statement of Indian Village for the solicitation of proxies from its shareholders for use at the meeting at which the merger transaction will be voted upon. The combined prospectus and proxy statement and other documents filed by CSB with the SEC will contain important information about CSB, Indian Village, and the merger transaction. We urge investors and Indian Village shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. Indian

Village shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the merger transaction. Investors and shareholders will be able to obtain a free copy of the combined prospectus and proxy statement — along with other filings containing information about CSB — at the SEC’s website at http://www.sec.gov. Copies of the combined prospectus and proxy statement, and the filings with the SEC incorporated by reference in the combined prospectus and proxy statement, can also be obtained free of charge by directing a request to CSB Bancorp, Inc., 91 North Clay Street, P.O. Box 232, Millersburg, Ohio 44654, Attention: Ms. Paula Meiler, Chief Financial Officer, telephone (330) 674-9015.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.
Forward-Looking Statements
This press release contains forward-looking statements about CSB, Indian Village and their respective subsidiaries. Forward-looking statements — as defined in the Private Securities Litigation Reform Act of 1995 — are necessarily subject to many risks and uncertainties that could cause CSB’s and Indian Village’s actual results to differ materially from expected results. Factors that could cause actual results to differ from expected results include changing interest rates, foreclosure rates and other economic and financial market conditions, competition, regulatory actions and changes in laws, ability to execute CSB’s and Indian Village’s business plans, and other factors described in CSB’s filings with the SEC, including but not limited to the discussion in CSB’s Annual Report on Form 10-K for the Year Ended December 31, 2007 under the caption “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment solely as of the date hereof.
For further information please contact:

Paula Meiler	Marty R. Lindon
Chief Financial Officer	President and CEO
CSB Bancorp, Inc.	Indian Village Bancorp, Inc.
(330) 674-9015	(740) 254-4313
SOURCE CSB Bancorp, Inc. and Indian Village Bancorp, Inc.